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Exhibit 10(au)

HEALTHCARE PARTNERS INC.

December 3, 2002

Magellan Health Services, Inc.
6950 Columbia Gateway Drive
Columbia, MD 21046

Ladies and Gentlemen:

        The purpose of this letter is to set forth the terms of an engagement (the "Engagement") between and among Magellan Health Services, Inc. ("Magellan" which, where appropriate, shall include its subsidiaries), Healthcare Partners Inc. ("HPI"), Steven J. Shulman ("Shulman" or the "Chief Executive Officer") and Dr. René Lerer ("Lerer") encompassing the scope of the services to be performed and the basis of compensation for those services. Each of Keith Kudla ("Kudla") and Danna Mezin ("Mezin", and with Shulman, Lerer and Kudla, each an "Officer" and, collectively, the "Officers") shall be bound to the terms of Section 8 hereof pursuant to a separate letter attached hereto as Schedule B.

        As used herein, the term "Restructuring Transaction" shall mean, collectively, any merger or consolidation involving Magellan, a sale of all or substantially all of the assets of Magellan or restructuring, modification, reduction, reorganization, refinancing, and/or recapitalization of Magellan with respect to Magellan's outstanding indebtedness (in any case, whether or not pursuant to a plan of reorganization (a "Plan") under Title 11 of the United States Code (the "Bankruptcy Code")). Upon your execution, this letter will constitute an agreement (this "Agreement") among Magellan, Shulman, Lerer and HPI.

1.
Description of Services and Duties

(a)
During the term of the Engagement, HPI shall make available to Magellan the services of the Officers and each of the Officers hereby agrees to provide their services. Shulman shall be duly appointed by the Board of Directors of Magellan (the "Board") at the next meeting of the Board as its Chief Executive Officer. As such, the Chief Executive Officer shall report directly to and take directions from the Board, shall have the duties, responsibilities and authority normally associated with the position of chief executive officer, and, with the input and involvement of Magellan's senior management, shall develop for the Board's consideration proposals that address Magellan's financial and operating performance. The Officers shall be appointed as officers of Magellan, as determined by the Chief Executive Officer in consultation with the Board. It is anticipated that the Officers shall work on the following activities:

(i)
overall management of Magellan's operations;

(ii)
implementing Magellan's business plan as developed by the management of Magellan and the Board as such plan may be amended from time to time with the approval of the Board;

(iii)
the refinement of, and input into, the existing operating plan and cash flow forecast (including working with Magellan's financial advisors) and presentation of such plan and forecast to the Board and Magellan's creditors;

(iv)
the execution and the implementation of cost reduction and operations improvement opportunities, including Magellan's Accelerated Business Improvement initiatives, and further refinement of such cost reduction and operations improvement plan through review of Magellan's facilities, personnel and operating procedures;

    (v)
    communications with shareholders, customers and creditors of Magellan and meetings with representatives of such constituents to discuss the business operations, financial performance and general condition of Magellan and the progress made to implement the operating plan and any modifications thereof; and

    (vi)
    other reasonable activities as are approved by the Board from time to time.

  (b)
  The Officers will continue to be employed by HPI. During the term of the Engagement, the Chief Executive Officer and the other Officers will devote substantially all of their business time and efforts to the services and duties set forth in paragraph 1(a) hereof, except that the Officers may serve on boards of directors and advisory boards of other companies provided that such service does not interfere with their obligations hereunder.

2.
Compensation

(a)
During the term of the Engagement, HPI will receive a monthly fee equal to $250,000 for the Chief Executive Officer and the other Officers devoting substantially all their business time and efforts to the Engagement, payable in advance on January 1, 2003 and the first day of each month thereafter, provided that the payment to be made on January 1, 2003 shall include payment in arrears for the period from the first day of the engagement hereunder until December 31, 2002 and the payment to be made on the first day immediately prior to the Scheduled Termination Date shall include only the pro rata amount of such payment due for such month. If the Engagement is terminated prior to six months after the date hereof (other than pursuant to paragraph 3(b) by HPI or pursuant to paragraph 3(c)), HPI shall be entitled to receive, as of the termination of the Engagement, the difference, if any, between $1,500,000 and the amounts otherwise paid pursuant to this paragraph 2(a). If the Engagement is terminated pursuant to paragraph 3(b) by HPI or pursuant to paragraph 3(c), then no further payments shall be due under this paragraph 2(a).

(b)
The Officers will be reimbursed for their reasonable out-of-pocket expenses incurred during the term of the Engagement in connection with the performance of the Engagement such as travel, lodging, temporary relocation and telephone charges in accordance with Magellan's normal policies regarding approval of employee's travel, temporary relocation and expenses. The Officers will be given access to Magellan's technology and communications systems (i.e., e-mail) consistent with Magellan's normal policies for executives.

(c)
Magellan shall pay to HPI a success fee on the 30th day after the Restructuring Date, as set forth below; provided that (X) if HPI's engagement is terminated on or after the Restructuring Date for any reason, Magellan shall pay the success fee pursuant to this paragraph 2(c) in accordance with the terms hereof, (Y) if Magellan terminates the engagement pursuant to paragraph 3(b) prior to the Restructuring Date, Magellan shall make the payments pursuant to this paragraph 2(c) in accordance with the terms hereof only if the Restructuring Date occurs within three months (the "Tail Period") of the date such Engagement is so terminated; provided further that, if the term of the Engagement is more than three months, the Tail Period shall be six months, and (Z) if HPI is terminated pursuant to paragraph 3(c) or HPI terminates the engagement pursuant to paragraph 3(b), in either case, prior to the Restructuring Date, no payments shall be made pursuant to this paragraph 2(c). The term "Measurement Period" shall mean (A) for purposes of this paragraph 2(c) (other than clause (iii) hereof), the period from January 1, 2003 through the end of the month immediately prior to the Restructuring Date; provided that if Magellan terminates the engagement pursuant to paragraph 3(b), the Measurement Period shall be the period from January 1, 2003 through the end of the month immediately prior to the last day of the Engagement (which shall be deemed to occur no earlier than January 31, 2003) and (B) for purposes of paragraph 2(c)(iii), the period from January 1, 2003 through the Restructuring

    Date; provided that if Magellan terminates the engagement pursuant to paragraph 3(b), the Measurement Period shall be the period from January 1, 2003 through the last day of the Engagement (which shall be deemed to occur no earlier than January 31, 2003).

    (i)
    A payment of $300,000 shall be payable pursuant to this clause (i) in consideration of the consummation of a successful Restructuring Transaction;

    (ii)
    A payment of $400,000 shall be payable pursuant to this clause (ii) if Magellan's profit or loss from continuing operations before depreciation, amortization, interest (net), special charges, income taxes and minority interests, measured on a consolidated basis and for all segments (i.e., the "Segment Profit" (as defined in and calculated on a basis consistent with Magellan's annual report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2001 filed on December 31, 2001)) for the Measurement Period (or, if the Measurement Period ends later than December 31, 2003, the period from January 1, 2003 through December 31, 2003) ("Measured Segment Profit") is greater than or equal to 90% of the target Segment Profit as agreed to between HPI and Magellan for such period (the "Target Segment Profit") and less than 110% of the Target Segment Profit for such period; provided that:

    (a)
    if the Measured Segment Profit in less than 80% of the Target Segment Profit for such period (the "Minimum Target Segment Profit"), no payment shall be payable pursuant to this clause (ii);

    (b)
    if the Measured Segment Profit is greater than the Minimum Target Segment Profit but less than 90% of the Target Segment Profit for such period the payment pursuant to this clause (ii) shall be equal to the product of (x) the fraction obtained by dividing (1) the amount by which the Measured Segment Profit is in excess of the Minimum Target Segment Profit divided by (2) 10% of the Target Segment Profit for such period and (y) $400,000;

    (c)
    if the Measured Segment Profit is greater than 110% of the Target Segment Profit for such period but less than 120% of the Target Segment Profit for such period (the "Maximum Target Segment Profit"), the payment pursuant to this clause (ii) shall be equal to $400,000 plus the product of (x) the fraction obtained by dividing (1) the amount by which the Measured Segment Profit is in excess of 110% of the Target Segment Profit for such period divided by (2) 10% of the Target Segment Profit for such period and (y) $400,000; and

    (d)
    if the Measured Segment Profit is greater than or equal to the Maximum Target Segment Profit, the payment payable pursuant to this clause (ii) shall be $800,000.

    (iii)
    A payment of $400,000 shall be payable pursuant to this clause (iii) if the amount of (x) the aggregate of the expected or actual membership lives as of the end of the Measurement Period attributable to new Profitable Contracts for which Magellan has entered into a written agreement or letter of intent with respect thereto occurs during the Measurement Period less (y) the aggregate of the expected or actual membership lives as of the end of the Measurement Period attributable to Profitable Contracts for which written notice of the termination or nonrenewal of such contracts occurs during the Measurement Period (the "Adjusted Membership Change") is greater than (i.e., less negative than) negative 500,000 (the "Target Adjusted Membership Change"); provided that:

    (a)
    if the Adjusted Membership Change is less than (i.e., more negative than) negative three million (the "Minimum Adjusted Membership Change"), no payment shall be payable pursuant to this clause (iii); and

      (b)
      if the Adjusted Membership Change is greater than (i.e., less negative than) the Minimum Adjusted Membership Change but less than (i.e., more negative than) the Target Adjusted Membership Change, the payment pursuant to this clause (iii) shall be equal to the product of (x) the fraction obtained by dividing (1) the amount by which the Adjusted Membership Change is in excess of the Minimum Adjusted Membership Change divided by (2) 2,500,000 and (y) $400,000.

      For purposes hereof, Profitable Contracts shall mean contracts with Magellan's customers that have projected Segment Profit for such contract less National Service Costs allocated to such contract for the succeeding 12 months expressed as a percentage of revenues attributable to such contract, all as calculated on a basis consistent with Company's past practices greater than or equal to the targeted margin for the corresponding business segment which is applicable to such contract as follows: Health Plan 10%; Public Solutions 5%; and Workplace 15%. The parties in good faith will reasonably determine whether any lost contract or new contract is or is not a Profitable Contract regardless of the margin requirements set forth above based on such factors as degree of risk, size, name or prestige value, geographic importance and other factors deemed relevant by the parties, taken as a whole together with margin.

    (iv)
    A payment of $100,000 shall be payable pursuant to this clause (iv) based on the average speed to answer calls ("ASA") from customer members by customer service representatives ("CSRs") across all of Magellan's regional service centers ("RSCs") for the Measurement Period (the "Measured Average ASA"), measured from first ring as follows:

    (a)
    if Measured Average ASA is less than or equal to 30 seconds, then the payment pursuant to this clause (iv) shall be $100,000;

    (b)
    if the Measured Average ASA is greater than 30 seconds, then no payment shall be payable pursuant to this clause (iv).

    (v)
    A payment of $100,000 shall be payable pursuant to this clause (v) based on the percentage (the "Measured ASA Percentage") of Magellan's RSCs which are in operation as of the end of the Measurement Period having an ASA from customer members by CSRs for the Measurement Period of less than or equal to 30 seconds, as follows:

    (a)
    if the Measured ASA Percentage is greater than or equal to 87%, then the payment pursuant to this clause (v) shall be $100,000;

    (b)
    if the Measured ASA Percentage is less than 87%, then no payment shall be payable pursuant to this clause (v).

    (vi)
    A payment of $100,000 shall be payable pursuant to this clause (vi) based on the percentage (the "Measured Processing Percentage") of clean claims (i.e., a claim for which Magellan has received all paperwork necessary to process such claim) paid by Magellan on an aggregate basis in 30 days or less for the Measurement Period (computed in accordance with Magellan's past practices and Board reporting) as follows:

    (a)
    if the Measured Processing Percentage is greater than or equal to 97.8%, then the payment pursuant to this clause (vi) shall be $100,000;

    (b)
    if Measured Processing Percentage is less than 97.8% and greater than 96.8%, then the payment to be made pursuant to this clause (vi) shall be equal to the product of (x) the fraction obtained by dividing (1) Measured Processing Percentage minus 96.8% divided by (2) 1% and (y) $100,000; and

      (c)
      if the Measured Processing Percentage is less than 96.8%, then no payment shall be payable pursuant to this clause (vi).

    (vii)
    A payment of $200,000 shall be payable pursuant to this clause (vii) based on the percentage of whole months during the Measurement Period for which each of the Top 20 Contracts (those contracts with Magellan as set forth on Schedule A) (the "Measured Top 20 Processing Percentage") measured independently, is in compliance with such contract's requirements for payment of clean claims (i.e., a claim for which Magellan has received all paperwork necessary to process such claim); provided that if such contract has no such requirements, the requirement shall be deemed to be payment of 95% of all clean claims within 30 days, in each case computed in accordance with Magellan's past practices and Board reporting (i.e., a percentage equal to the sum of all months (on a contract by contract basis) during such period that such contract is in compliance divided by the product of the number of whole months in such period and 20, assuming all contracts remain in effect for the entire period) (n.b. for example if a contract is in compliance for three of six months during the period, then three will be included in the numerator and six will be included in the denominator and if a contract has been terminated after three months of a six month period, three will be included in the denominator and the number of those three months in which Magellan is in compliance with the contract will be included in the numerator), as follows:

    (a)
    if the Measured Top 20 Processing Percentage is greater than or equal to 98%, then the payment pursuant to this clause (vii) shall be $200,000;

    (b)
    if Measured Top 20 Processing Percentage is less than 98% and greater than 88%, then the payment to be made pursuant to this clause (vii) shall be equal to the sum of $100,000 and the product of (x) the fraction obtained by dividing (1) Measured Top 20 Processing Percentage minus 88% divided by (2) 10% and (y) $100,000;

    (c)
    if Measured Top 20 Processing Percentage is less than 88% and greater than 68%, then the payment to be made pursuant to this clause (vii) shall be equal to the product of (x) the fraction obtained by dividing (1) Measured Top 20 Processing Percentage minus 68% divided by (2) 20% and (y) $100,000; and

    (d)
    if the Measured Top 20 Processing Percentage is less than 68%, then no payment shall be payable pursuant to this clause (vii).

3.
Term

(a)
The Engagement will commence as of the date hereof and shall continue until the consummation of a Restructuring Transaction (such date, the "Restructuring Date"); provided that (x) upon written notice to HPI prior to the Restructuring Date, the Engagement may be extended for an additional 45 day period at Magellan's option (the Restructuring Date, or if extended, the 45th day after the Restructuring Date shall be referred to as the Scheduled Termination Date) and (y) the Engagement may be terminated prior to the Scheduled Termination Date pursuant to clause (b) or (c) below.

(b)
Either Magellan or HPI may terminate the Engagement prior to the Scheduled Termination Date without cause by giving 30 days' advance written notice to the other party. In the event of such termination by either Magellan or HPI, any fees and expenses due and payable to HPI shall be remitted promptly and HPI shall promptly invoice Magellan for any expenses incurred prior to termination but not yet invoiced.

(c)
Magellan may at any time immediately terminate HPI's services hereunder "For Cause" by giving written notice to HPI. "For Cause" shall mean (i) one of the Officers is convicted of,

    admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) one of the Officers willfully disobeys a lawful direction of the Board; or (iii) a breach of any of HPI's or the Officers' obligations under this Agreement which is not cured within 5 days of Magellan's written notice thereof.

4.
Relationship of the Parties

        The parties intend that an independent contractor relationship will be created between HPI and Magellan by this Agreement. The Officers shall each remain employees of HPI, which shall retain the rights (subject to the terms hereof) to direct and control their performance. The compensation set forth in paragraph 2 shall be exclusive, and neither the Officers nor any other HPI personnel shall be entitled to participate in any compensation or benefit plan or perquisite of Magellan.

        Magellan acknowledges that HPI's engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the American Institute of Certified Public Accountants, the Securities and Exchange Commission or any other state or national professional or regulatory body.

5.
Application for Retention of HPI

        In the event Magellan determines to commence a case or cases under chapter 11 of the Bankruptcy Code in order to pursue a Restructuring Transaction or other transaction, Magellan shall apply promptly to the Bankruptcy Court pursuant to sections 327(a) and 328(a) of the Bankruptcy Code and Rule 2014 of the Federal Rules of Bankruptcy Procedure, for approval of (a) this Agreement and (b) HPI's retention by Magellan under the terms of this Agreement, nunc pro tunc to the date of commencement of such case or cases, and shall use its best efforts to obtain Bankruptcy Court authorization thereof. Magellan shall use its reasonable best efforts to obtain such Bankruptcy Court approval and authorization subject only to the subsequent review by the Bankruptcy Court under the standard of review provided in section 328(a) of the Bankruptcy Code, and not subject to the standard of review set forth in section 330 of the Bankruptcy Code. Magellan shall supply HPI and its counsel with a draft of such application and any proposed order authorizing HPI's retention sufficiently in advance of the filing of such application and proposed order to enable HPI and its counsel to review and comment thereon.

        HPI acknowledges that in the event that the Bankruptcy Court approves its retention by Magellan pursuant to the application process described in this Section 5, payment of HPI's fees and expenses shall be subject to (i) the jurisdiction and approval of the Bankruptcy Court under section 328(a) of the Bankruptcy Code and any order approving HPI's retention, (ii) any applicable fee and expense guidelines and/or orders and (iii) any requirements governing interim and final fee applications. In the event that HPI's engagement hereunder is approved by the Bankruptcy Court, Magellan shall pay all fees and expenses of HPI hereunder as promptly as practicable in accordance with the terms hereof and the orders governing interim and final fee applications, and after obtaining all necessary further approvals from the Bankruptcy Court, if any. After commencement of a case or cases under chapter 11, if the monthly payments pursuant to paragraph 2(a) are not being made currently, HPI shall have no obligation to provide any services under this Agreement unless and until HPI's retention under the terms of this Agreement is approved in the manner set forth above and any such approval order of the Bankruptcy Court is not subject to appeal, rehearing, reconsideration or petition for certiorari, and which order is reasonably acceptable to HPI in all material respects.

6.
No Third-Party Beneficiary

        Magellan acknowledges that all advice (written or oral) given by HPI and the Officers to Magellan in connection with the Engagement is intended solely for the benefit and use of Magellan (limited to its Board and management and other professionals as the Board or management may direct from time to time) in considering the matters to which the Engagement relates. Magellan agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein or in discussions with Magellan's shareholders or creditors in connection with such tasks, without HPI's prior approval (which shall not be unreasonably withheld or delayed), except as required by law.

7.
Conflicts

        HPI and each of the Officers are not currently aware of any existing or pending relationship that might create a conflict of interest with Magellan or those parties-in-interest of which it is aware. Because HPI is a consulting firm that serves clients on a national basis in numerous cases, both in and out of court, it is possible that HPI may have rendered services to or have business associations with other entitles or people which had or have or may have relationships with Magellan, including creditors of Magellan. In the event you accept the terms of the Engagement, HPI and each of the Officers agree not to represent the interests of such entitles or people such that any conflict of interest exists or may arise at any time hereafter.

8.
Confidentiality / Non-Solicitation

        HPI and the Officers acknowledge that they have executed a Confidentiality Agreement, dated November 23, 2002, by and among the parties hereto and such agreement shall remain in full force and effect, except as superceded by this paragraph. HPI and the Officers agree not to solicit or recruit any employees of Magellan for a period from the date hereof until 18 months subsequent to the termination of this Agreement. HPI and the Officers agree not to solicit or contact any of Magellan's customers or providers in a manner which would in any way interfere with Magellan's business for a period of 18 months subsequent to the termination of this Agreement.

9.
Indemnification

        The attached Indemnification Agreement is incorporated herein by reference and shall be executed upon and in connection with the acceptance of this Agreement. In addition to the indemnity provided in the Indemnification Agreement incorporated herein, Magellan shall indemnify each of the Officers for all acts performed as an officer to the maximum extent permitted by law. Magellan shall afford to each of the Officers directors' and officers' liability insurance of the same type, terms, deductible, amounts and tenor as the best such coverage it provides to any of its officers or directors from the same or a comparable insurance provider. Termination of the Engagement shall not affect any of these indemnification and insurance provisions, which shall remain in full force and effect.

10.
Notices

        Notices given pursuant to any provision herein shall be in writing and shall be mailed or delivered:

        if addressed to Magellan, to:

    6950 Columbia Gateway Drive
    Columbia, MD 21046
    Attention: General Counsel

        if addressed to HPI, to:

    Healthcare Partners Inc.
    P.O. Box 1567
    Avon, CT 06001

11.
Succession

        This Agreement shall be binding upon and inure to the benefit of Magellan, HPI, the Officers and each of their respective successors, assigns, heirs and representatives. None of HPI or the Officer may assign any of their rights or duties hereunder without the consent of Magellan.

12.
Miscellaneous

        This Agreement (together with the attached Indemnification Agreement); (a) shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter hereof; and (c) may not be amended or modified except in writing executed by all parties hereto. Neither HPI nor the Chief Executive Officer may delegate their obligations hereunder, and any such attempted delegation shall be null and void and without effect. Magellan, the Officers and HPI agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the Engagement or the performance or non-performance of the Officers or HPI hereunder. If any provision of this Agreement is held to be invalid or unenforceable, all provisions of this Agreement which can be given effect without such invalid or unenforceable provision shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        Please sign the enclosed copy of this and the attached Indemnification Agreement to acknowledge your agreement with their terms.

Very truly yours,
Healthcare Partners Inc.
By:
Steven J. Shulman Principal
ACCEPTED AND AGREED to as of the date first written above:
Magellan Health Services, Inc.

By:
Henry T. Harbin, M.D. Chairman of the Board of Directors

Steven J. Shulman

René Lerer, M.D.

INDEMNIFICATION AGREEMENT

        This indemnity is made part of that certain engagement agreement, dated December 3, 2002 (which together with any renewals, modifications or extensions thereof, is herein referred to as the "Engagement") between and among Magellan Health Services, Inc. ("Magellan"), Healthcare Partners Inc. ("HPI"), Steven J. Shulman ("Shulman" or the "Chief Executive Officer"), Dr. René Lerer ("Lerer", and with Shulman, and Keith Kudla ("Kudla"), Danna Mezin, each an "Officer" and, collectively, the "Officers"), for services to be rendered to Magellan by ICHG and the Officers.

        A.    Magellan agrees to indemnify and hold harmless each of HPI, its shareholders, directors, officers, employees, agents, representatives and subcontractors (each, an "Indemnified Party" and collectively, the "Indemnified Parties") against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for one counsel for all Indemnified Parties, whether or not in connection with litigation in which any Indemnified Party is a party, or enforcing the Agreement (including this Indemnification Agreement), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the Indemnified Parties' acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from such Indemnified Party's gross negligence or willful misconduct. Magellan also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Magellan for or in connection with the engagement of HPI, except to the extent for any such liability for losses, claims, damages, liabilities or expenses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from such Indemnified Party's gross negligence or willful misconduct. Magellan further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such Indemnified Party seeks indemnification hereunder (whether or not such Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding, which consent shall not be unreasonably withheld.

        B.    These indemnification provisions shall be in addition to any liability which Magellan may otherwise have to the Indemnified Parties.

        C.    If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify Magellan in writing with reasonable promptness and shall describe in reasonable detail the nature of such action, proceeding or investigation; provided, however, that any failure by such Indemnified Party to notify Magellan will not relieve Magellan from its obligations hereunder, except to the extent that such failure shall have prejudiced the defense of such action. Magellan shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the Engagement under the Agreement, upon submission of detailed invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and Magellan hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party is also against Magellan, Magellan may, in lieu of advancing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation by the same counsel who represents Magellan, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and Magellan such counsel is unable to represent both the Indemnified Party and Magellan, then the Indemnified Party shall be entitled to use separate counsel of its own choice, and Magellan shall promptly pay the reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. Magellan will be liable for any settlement of any claim against an Indemnified Party made with Magellan's written consent, which consent shall not be unreasonably withheld.

        D.    In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of Magellan, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the Indemnified Parties' aggregate contribution for all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.

        E.    In the event Magellan and HPI seek judicial approval for the assumption of the Agreement or authorization to enter into a new engagement agreement pursuant to either of which HPI would continue to be engaged by Magellan, Magellan shall promptly pay expenses reasonably incurred by the Indemnified Parties, including reasonable attorneys' fees and expenses, in connection with any motion, action or claim made either in support of or in opposition to any such retention or authorization, whether in advance of or following any judicial disposition of such motion, action or claim, promptly upon submission of invoices therefor and regardless of whether such retention or authorization is approved by any court. Magellan will also promptly pay the Indemnified Parties for any reasonable expenses incurred by them, including reasonable attorneys' fees and expenses, in seeking payment of all amounts owed it under the Agreement (or any new engagement agreement) whether through submission of a fee application or in any other manner, without offset, recoupment or counterclaim, whether as a secured claim, an administrative expense claim, an unsecured claim. a prepetition claim or a postpetition claim.

        F.    Neither termination of the Agreement nor termination of HPI's engagement shall affect these indemnification provisions, which shall thereafter remain operative and in full force and effect.

        G.    The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation or bylaws of Magellan, any other agreements, any vote of stockholders or disinterested directors of Magellan, any applicable law or otherwise.

HEALTHCARE PARTNERS INC.
By:	Steven J. Shulman Principal
MAGELLAN HEALTH SERVICES, INC.
By:	Henry T. Harbin, M.D. Chairman of the Board of Directors
Steven J. Shulman
René Lerer, M.D.

SCHEDULE A
Top 20 Contracts

Top 20 Contracts (Customer contracts by and between
Magellan and/or any of its subsidiaries and the following parties)

TennCare

Aetna (CSE—Overall)

Horizon

IBC

BCBS of Mass

BCBS of Texas

Carefirst

BCBS of Georgia

Anthem Ohio

Anthem Kentucky

Anthem Indiana

Highmark

Connecticare

Maryland Health Partners

State of Illinois

Capital—CBC

BCBS North Carolina

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SCHEDULE B
Letter re: Confidentiality and Non-Hire

December 16, 2002

Magellan Health Services, Inc.
6950 Columbia Gateway Drive
Columbia, MD 21046

Ladies and Gentlemen:

        Each of Keith Kudla ("Kudla") and Danna Mezin ("Mezin") hereby understand that, through Healthcare Partners Inc. ("HPI") they are being engaged by Magellan Health Services, Inc. ("Magellan"). Pursuant to the terms of such engagement, each of Kudla and Mezin will become officers of Magellan and will devote substantially all of their business time and efforts to the services and duties in connection with such engagement.

        Each of the persons listed below acknowledge that they have executed a Confidentiality Agreement, dated November 23, 2002, by and among the parties hereto and such agreement shall remain in full force and effect, except as superceded by this paragraph. Each of such persons listed below agree not to solicit, or recruit any employees of Magellan for a period from the date hereof until eighteen months subsequent to the termination of their engagement (or HPI's engagement) with Magellan. Each of the persons listed below agree not to solicit or contact any of Magellan's customers or providers in a manner which would in any way interfere with Magellan's business for a period of eighteen months subsequent to the termination of their engagement (or HPI's engagement) with Magellan.

Keith Kudla
Danna Mezin
AGREED AND ACKNOWLEDGED:
Magellan Health Services, Inc.
By:	Henry T. Harbin, M.D. Chairman of the Board of Directors

QuickLinks

  Exhibit 10(au)
HEALTHCARE PARTNERS INC.
INDEMNIFICATION AGREEMENT
SCHEDULE A Top 20 Contracts
SCHEDULE B Letter re: Confidentiality and Non-Hire